Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AMPHASTAR PHARMACEUTICALS, INC.

Amphastar Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1.The name of the Corporation is Amphastar Pharmaceuticals, Inc.  The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 19, 2004.
2.The Corporation’s Amended and Restated Certificate of Incorporation is hereby further amended by amending and restating Article XI to read as follows:

“XI.

[INTENTIONALLY OMITTED.]”

3.This Certificate of Amendment was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment is duly executed by the undersigned officer of the Corporation on June 2, 2025.

By:	/s/ Jacob Liawatidewi
Name:	Jacob Liawatidewi
Title:	Executive Vice President of Sales and Marketing, Corporate Administration Center, and Director